UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2020

EVOQUA WATER TECHNOLOGIES CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38272	46-4132761
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

210 Sixth Avenue Pittsburgh, Pennsylvania	15222
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (724) 772-0044

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	AQUA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

        Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

On February 18, 2020, EWT Holdings III Corp. (“EWT III”), an indirect wholly-owned subsidiary of Evoqua Water Technologies Corp. (the “Company”), entered into Amendment No. 7 (the “Amendment”), among EWT III, as the borrower, EWT Holdings II Corp., as parent guarantor, the subsidiary guarantors party thereto, the financial institutions party thereto, and Credit Suisse AG, as administrative agent and collateral agent, relating to the First Lien Credit Agreement, dated January 15, 2014 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time prior to the effectiveness of the Amendment, the “Existing Credit Agreement”; the Existing Credit Agreement, as amended by the Amendment, the “Credit Agreement”), among EWT III, as the borrower, EWT Holdings II Corp., as parent guarantor, the financial institutions from time to time party thereto, as lenders, and Credit Suisse AG, as administrative agent and collateral agent.

Prior to the Amendment, term loans in an aggregate principal amount of approximately $826 million (the “Existing Term Loans”) were outstanding under the Existing Credit Agreement. Pursuant to the Amendment, the Existing Term Loans were refinanced with the proceeds of refinancing term loans (the “Refinancing Term Loans”).

The Amendment amended the Existing Credit Agreement to, among other things, (i) reduce the interest rate spread applicable to term loans based on LIBOR from (A) 2.75% to 2.50% per annum during any period during which EWT III maintains a public corporate family rating better than or equal to B1 from Moody’s and B+ from S&P, in each case with a stable outlook (a “Ratings Condition Period”), and (B) 3.00% to 2.75% per annum for any period other than a Ratings Condition Period; (ii) reduce the interest rate spread applicable to term loans based on the Base Rate from (A) 1.75% to 1.50% per annum during any Ratings Condition Period and (B) 2.00% to 1.75% per annum during any period other than a Ratings Condition Period; (iii) remove the 1.00% floor for term loans based on LIBOR and the 2.00% floor for term loans based on the Base Rate; (iv) schedule existing indebtedness and investments, allowing EWT III and its subsidiaries to incur incremental indebtedness and make incremental investments under the applicable baskets; (v) increase the generally permitted investments basket; and (vi) extend the 1.00% prepayment premium for refinancings in connection with certain repricing transactions through August 18, 2020.

The other terms of the Credit Agreement are generally the same as the terms of the Existing Credit Agreement. The Amendment was subject to various conditions and contains various representations and warranties, including no default or event of default under the Loan Documents (as defined in the Credit Agreement) and bring-downs of the representations and warranties made by the Loan Parties (as defined in the Credit Agreement) in the Loan Documents.

The foregoing description of the Amendment does not propose to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached hereto as Exhibit 10.1, and the terms of which are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures of the material terms and conditions of the Amendment contained in Item 1.01 above are hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1*	Amendment No. 7, among EWT Holdings III Corp., as borrower, EWT Holdings II Corp., as parent guarantor, the subsidiary guarantors party thereto, the financial institutions party thereto, as lenders, and Credit Suisse AG, as administrative agent and collateral agent, dated February 18, 2020

*Certain annexes to the Amendment have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted annex upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2020		EVOQUA WATER TECHNOLOGIES CORP.

	By:	/s/ Benedict J. Stas
Benedict J. Stas
Chief Financial Officer